Date: January 31, 2005

Media Contact:
William H. Galligan	Phone:	816/983-1551

william.h.galligan@kcsr.com

Kansas City Southern Railway Experiences

Record Fourth Quarter and Year-End 2004 Performance;
Reduction in Future Mexican Tax Rates

Kansas City, MO. Kansas City Southern (KCS or Company) (NYSE:KSU) today reported record fourth quarter and year-end 2004 revenues and operating income led by its primary domestic subsidiary, the Kansas City Southern Railway Company (KCSR), reflecting ongoing operational efficiency and its importance in an expanding North American economy.

Fourth Quarter 2004
Highlights

•	KCS reached record consolidated revenues in the fourth quarter 2004 of $174.6 million, an increase of $26.1 million, or17.6%, over fourth quarter 2003.

•	KCSR revenues for fourth quarter 2004 were a record $173.7 million, increasing $26.7 million, or 18.2%, over fourth quarter 2003.

•	KCS and KCSR have reported 7 consecutive quarter-over-quarter gains in revenues.

•	KCSR’s operating income for the fourth quarter 2004 was a record $31.7 million.

Driven by KCSR’s record fourth quarter revenues of $173.7 million, KCS reported substantial quarter-over-quarter gains in revenues and operating income. Consolidated KCS revenues increased to $174.6 million, a $26.1 million increase over the 2003 period. KCS operating income for fourth quarter 2004 was $27.4 million, compared to an operating loss of $6.8 million in 2003 which was impacted by a $21.1 million pre-tax increase in claims reserves.

All of KCSR’s commodity groups posted quarter-over-quarter revenue gains led by Paper & Forest Products, which increased 33.1%. Paper, wood pulp and military shipments were the primary drivers of the substantial gain. Intermodal & Automotive continued to rebound, recording a 19.2% quarter-over-quarter gain based on strong intermodal growth. Agriculture & Minerals increased 16.4%, led by growth in minerals, stone and export grain. Chemicals & Petroleum increased 11.5%, driven by the good performance of its petroleum segment. Finally, unit coal train revenues increased 7.0 % with all plants served by KCSR returning to more normalized activity levels.

KCSR’s fourth quarter 2004 expenses of $142.0 million were $14.2 million, or 11.1%, higher than the comparable period in 2003, excluding last year’s $21.1 million adjustment to increase reserves. Fuel costs were responsible for $8.3 million of that increase, and the increase in all other costs was 4.6%. KCSR’s fourth quarter operating income reached a record $31.7 million. KCSR’s enhanced profitability resulted in a fourth quarter 2004 operating ratio of 81.8%, a significant improvement over 86.9 % for the fourth quarter 2003.

Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.’s (Grupo TFM) fourth quarter 2004 carload volumes increased 13.7% quarter-over-quarter, led by a 20 % gain in intermodal business. Grupo TFM’s revenues were $173.5 million in the fourth quarter 2004 compared to $175.2 million in 2003, which included $15.2 million in revenues from its Mexrail, Inc. (Mexrail) subsidiary. Mexrail, which came under KCS control on January 1, 2005, was operated under a voting trust from August 2004, while the U.S. Surface Transportation Board reviewed KCS’ control application.

Grupo TFM operating income was $32.1 million for the fourth quarter 2004 compared to $36.9 million in 2003, which included a $0.8 million operating loss from Mexrail. The primary driver responsible for the lower 2004 operating income was TFM, S.A. de C.V. (TFM) locomotive fuel expense, which was $8.4 million higher than in fourth quarter 2003.

In the fourth quarter, Mexico enacted legislation that lowered future corporate income tax rates. In 2004, the corporate income tax rate in Mexico was 33%, but that will drop to 30% in 2005, 29% in 2006 and 28% in 2007. The lowering of corporate tax rates in Mexico will benefit Mexican business and Grupo TFM going forward. Under U.S. GAAP FAS 109 treatment, Grupo TFM was required to record a non-cash charge that impacted KCS fourth quarter 2004 equity earnings from Grupo TFM by $8.8 million, or $0.14 per KCS share. This charge was necessary because Grupo TFM carries nearly $690 million net deferred tax deductions as an asset on its balance sheet. The new lower future tax rates resulted in a reduction in the carrying value of those future tax deductions.

KCS recorded net income for fourth quarter 2004 of $0.7 million, including the impact on equity earnings of this non-cash tax provision. This compares with a fourth quarter 2003 net loss of $6.2 million, which was impacted by the $21.1 million pre-tax increase in claims reserves.

2004 Year-End
Highlights

•	KCS reached record consolidated revenues in 2004 of $639.5 million, an increase of $58.2 million, or 10.0%, over 2003.

•	KCSR revenues for 2004 were a record $635.7 million, an increase of $60.4 million, or 10.5%, over 2003.

•	KCSR’s operating income for 2004 was $101.0 million.

KCS 2004 consolidated net income available to common shareholders was $15.7 million, or $0.25 per diluted share in 2004 compared with $6.3 million, or $0.10 per diluted share in 2003. Year-end 2003 results were affected by a $21.1 million adjustment in claims reserves made in the fourth quarter of 2003, which was partially offset by a $8.9 million increase in net income related to the cumulative effect of a required change in accounting. The improvement in KCS earnings year-over-year was attributable to the performance of KCSR, which posted record revenues during 2004.

KCSR’s year-end 2004 revenues of $635.7 million increased $60.4 million, or 10.5%, over the 2003 total of $575.3 million. Traffic volumes increased approximately 5.4% in 2004 compared with the prior year.

KCSR 2004 expenses were $534.7 million, an increase of $25.0 million compared with $509.7 million for the prior year excluding the $21.1 million adjustment to increase claims reserves in 2003. Fuel costs accounted for $18.6 million of that increase. The net increase in all other costs was held to only $6.4 million or 1.3%. Most of the increase in fuel costs was recovered through fuel surcharges.

KCSR operating income increased to $101.0 million from $44.5 million in 2003. For 2004, KCSR’s operating ratio was 84.1%, an improvement from 88.6 % in 2003, excluding the impact of a $21.1 million increase in claims reserves the prior year.

For the year ended December 31, 2004, Grupo TFM carloads were up 7 % led by strong year-over-year business growth in chemicals, metals, minerals and industrial products. Grupo TFM revenues totaled $700.4 million compared with $698.5 million for the prior year. Excluding the impact of revenues for Mexrail in both years, 2004 revenues for TFM were $665.5 million, or 3.7% higher than the $641.4 million reported in 2003.

Operating income for Grupo TFM was $132.1 million for 2004 which compares to $140.0 million for 2003. Eliminating the impact of Mexrail for both years, Grupo TFM’s operating income declined 6.3% to $135.1 million in 2004 down from $144.1 million. A $20.6 million increase in locomotive fuel expense was the principal cost variance lowering operating profits in 2004.

Equity earnings from Grupo TFM in 2004 were $14.7 million lower due primarily to the non-cash charge to deferred taxes and higher fuel expense.

Comments From the Chairman

KCS’ Chairman, President and Chief Executive Officer, Michael R. Haverty, commented, “After a number of years of improving infrastructure, strengthening operations, and re-energizing marketing and sales efforts, KCSR made good progress toward achieving its principal financial and operational goals in 2004. Not only did it achieve year-over-year revenue growth, the pace of growth escalated as the year progressed, which bodes well as we move into the first half of 2005. In addition, KCSR’s service remained at a high level throughout 2004. The combination of stronger revenues and good operations resulted in an improvement of 4.5 percentage points in KCSR’s operating ratio in 2004. KCSR’s steady improvement is evidenced by its 81.8 % operating ratio in the fourth quarter.

“ The good news from TFM was the 14 % increase in carloads and an 7 % growth in revenues in the fourth quarter of 2004, with good across-the-board traffic growth led by intermodal, chemicals, agro-business, metals and minerals. TFM markets continue to display exceptional potential for future growth that KCS intends to realize.
        .
“On December 15, 2004, KCS and Grupo TMM, S.A. (Grupo TMM) announced the signing of an amended acquisition agreement which, upon completion, will result in KCS being the majority shareholder of TFM. Grupo TMM shareholders approved the acquisition on January 11, 2004. The transaction will be completed upon an affirmative vote of KCS shareholders. The Company has recently received review comments from the U.S. S.E.C. on its preliminary proxy statement. The Company will be responding to these comments in due course and we anticipate the shareholder vote to take place late in the first quarter of 2005.

“Combining KCSR, TFM, and the Tex Mex under the common control of KCS will provide North American shippers with a strong, viable competitive option. KCS has already begun putting a transition team on the ground in Mexico under the direction of our former chief operating officer, Gerald Davies. While TFM will continue to be a separate company operating under KCS, the improved integration between TFM and KCSR will greatly enhance service as well as provide significantly greater growth potential, both within Mexico and for cross-border business. The combination will make KCS a larger, more competitive company, which will provide expanded opportunities for us to grow our franchise and provide enhanced value for our shareholders.

“Finally, KCS was fortunate in the hiring of Arthur Shoener as President and Chief Executive Officer of KCSR, as well as Executive Vice President and Chief Operating Officer of KCS. Art has been in the railroad industry for over 35 years, and is considered one of the premier operations executives in the business. His experience and talents, which include considerable knowledge of the North American rail system, will be invaluable in growing this company.”

Kansas City Southern is a transportation holding company that has railroad investments in the United States, Mexico and Panama. Its primary domestic holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885. Headquartered in Kansas City, Missouri, KCS serves customers in the central and south central regions of the United States. KCS’ rail holdings and investments, including TFM, S.A. de C.V., are primary components of a NAFTA Railway system that links the commercial and industrial centers of the United States, Canada and Mexico. Visit www.kcsi.com for more information.

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2003, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

KANSAS CITY SOUTHERN
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share and per share data)
(Unaudited)
(Preliminary)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$174.6	$148.5	$639.5	$581.3
Operating expenses
Compensation and benefits	57.1	51.4	213.0	197.8
Purchased services	15.2	17.4	62.3	63.5
Fuel	20.6	12.1	66.4	47.4
Equipment costs	12.5	12.8	50.4	57.4
Depreciation and amortization	14.2	16.2	53.5	64.3
Casualties and insurance	11.9	30.2	42.4	56.4
Other leases	2.9	2.5	11.8	9.8
Other	12.8	12.7	56.2	55.6

Total operating expenses	147.2	155.3	556.0	552.2

Operating income (loss)	27.4	(6.8)	83.5	29.1

Equity in net earnings (losses) of unconsolidated affiliates:
Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.	(8.3)	6.1	(2.4)	12.3
Other	(1.9)	(0.3)	(2.1)	(1.3)
Interest expense	(11.4)	(11.6)	(44.4)	(46.4)
Debt retirement costs	—	—	(4.2)	—
Other income	5.8	2.0	17.6	6.8

Income before income taxes and cumulative effect of accounting change	11.6	(10.6)	48.0	0.5
Income tax provision	10.9	(5.4)	23.6	(2.8)

Income (loss) before cumulative effect of accounting change	0.7	(5.2)	24.4	3.3
Cumulative effect of accounting change, net of income taxes	—	—	—	8.9

Net income (loss)	$0.7	$(5.2)	$24.4	$12.2
Preferred stock dividends	2.1	1.2	8.7	5.9
Net income (loss) available to Common shareholders	$(1.4)	$(6.4)	$15.7	$6.3

Per Share Data
Basic earnings per Common share
Income (loss) before cumulative effect of accounting change	$(0.02)	$(0.10)	$0.25	$(0.04)
Cumulative effect of accounting change, net of income taxes	—	—	—	0.14

Total basic earnings (loss) per Common share	$(0.02)	$(0.10)	$0.25	$0.10

Diluted earnings per Common share
Income (loss) before cumulative effect of accounting change	$(0.02)	$(0.10)	$0.25	$(0.04)
Cumulative effect of accounting change, net of income taxes	—	—	—	0.14

Total diluted earnings (loss) per Common share	$(0.02)	$(0.10)	$0.25	$0.10

Weighted average Common shares outstanding (in thousands)
Basic	62,986	62,053	62,715	61,725
Potential dilutive Common shares	—	—	1,268	—

Diluted	62,986	62,053	63,983	61,725

Kansas City Southern Railway
Operating Statements
Dollars in Millions

	Fourth Quarter	Fourth Quarter	Year to Date	Year to Date
	2004	2003	2004	2003
Revenues
Chemical and Petroleum	$34.9	$31.2	$135.0	$123.8
Paper and Forest	48.2	36.2	169.6	146.1
Agricultural and Mineral	35.4	30.4	125.2	108.5
Intermodal and Automotive Revenue	18.3	15.4	66.8	59.1
Unit Coal Revenue	23.9	22.3	90.6	90.9
Haulage Revenue	2.6	2.6	10.6	10.5
Other Revenue	10.4	8.9	37.9	36.4

Total Revenues	173.7	147.0	635.7	575.3

Operating Expenses
Compensation and Benefits	55.6	50.3	208.1	193.7
Purchased Services	13.8	15.5	56.6	57.4
Fuel	20.6	12.3	66.4	47.8
Equipment Costs	12.5	12.8	50.4	57.4
Casualties & Insurance	10.6	28.9	37.7	51.9
Material and Supplies	6.2	5.7	25.2	27.1
Other	2.2	1.2	11.3	7.6

Variable Operating Expenses	121.5	126.7	455.7	442.9

Fixed Expenses
Other Lease	3.0	2.4	11.8	9.7
Depreciation	14.0	16.1	52.7	63.6
Taxes (Other Than Income)	3.5	3.7	14.5	14.6

Fixed Operating Expenses	20.5	22.2	79.0	87.9

Total Operating Expenses	142.0	148.9	534.7	530.8

Operating Income(Loss)	$31.7	$(1.9)	$101.0	$44.5

Operating Ratio	81.8%	101.3%	84.1%	92.3%
Operating Ratio (3)	81.8%	86.9%	84.1%	88.6%
Note:
(1) Certain prior year amounts have been reclassified to conform to the current year presentation.
(2) Casualties expense includes impact of amounts recorded by the Company’s captive insurance subsidiary.
(3) Operating ratio (excluding $21.1 million claims reserve adjustment.)

Kansas City Southern Railway
Carloadings By Commodity – Fourth Quarter, 2004
Dollars in Thousands

Carloadings				Revenue
Fourth Quarter		%		Fourth Quarter		%
2004	2003	Change		2004	2003	Change
			Coal
49,859	49,110	1.5%	Unit Coal	$23,925	$22,368	7.0%
620	766	(19.1)%	Other Coal	360	435	(17.2)%

50,479	49,876	1.2%	Total	24,285	22,803	6.5%

			Chemical & Petroleum Products
1,542	1,643	(6.1)%	Agri Chemicals	1,143	1,053	8.5%
4,117	3,936	4.6%	Gases	4,532	4,014	12.9%
6,922	7,029	(1.5)%	Organic	6,282	6,268	0.2%
5,362	5,354	0.1%	Inorganic	6,335	5,866	8.0%
14,235	13,334	6.8%	Petroleum	10,897	9,172	18.9%
4,617	4,283	7.8%	Plastics	5,686	4,919	15.6%

36,795	35,579	3.4%	Total	34,875	31,292	11.5%

			Agriculture and Minerals
11,010	12,130	(9.2)%	Domestic Grain	10,710	9,983	7.3%
7,499	8,059	(6.9)%	Export Grain	8,094	7,143	13.2%
7,505	7,036	6.7%	Food Products	6,889	6,138	12.2%
7,977	6,641	20.1%	Ores and Minerals	4,962	3,810	30.2%
4,919	4,211	16.8%	Stone, Clay & Glass	4,722	3,328	41.9%

38,910	38,077	2.2%	Total	35,377	30,402	16.4%

			Paper & Forest Products
26,796	23,985	11.7%	Pulp/Paper	23,191	19,541	18.7%
2,354	2,040	15.4%	Scrap Paper	1,872	1,226	52.7%
7,795	7,258	7.4%	Pulpwood/Logs/Chips	4,478	3,380	32.5%
7,914	7,380	7.2%	Lumber/Plywood	8,801	7,148	23.1%
4,016	4,405	(8.8)%	Metal/Scrap	3,778	3,536	6.8%
2,798	1,249	124.0%	Military/Other Carloads	6,126	1,411	334.2%

51,673	46,317	11.6%	Total	48,246	36,242	33.1%

			Intermodal & Automotive
2,112	1,755	20.3%	Automotive	1,819	1,450	25.5%
84,757	79,200	7.0%	Intermodal	16,456	13,885	18.5%

86,869	80,955	7.3%	Total	18,275	15,335	19.2%

264,726	250,804	5.6%	TOTAL FOR BUSINESS UNITS	161,058	136,074	18.4%
3,485	6,542	(46.7)%	Haulage	2,593	2,574	0.7%
(534)	(735)	27.3%	Adjustments	—	—	0.0%
			Other KCSR Revenue	10,063	8,352

267,677	256,611	4.3%	TOTAL	$173,714	$147,000	18.2%

Note:
			Certain prior year amounts have been reclassified to conform to the current year presentation.

Kansas City Southern Railway
Carloadings By Commodity — Year ended December 31, 2004
Dollars in Thousands

Carloadings				Revenue
Year to Date		%		Year to Date		%
2004	2003	Change		2004	2003	Change
			Coal
192,220	188,227	2.1%	Unit Coal	$90,586	$90,918	(0.4)%
2,500	3,141	(20.4)%	Other Coal	1,540	1,756	(12.3)%

194,720	191,368	1.8%	Total	92,126	92,674	(0.6)%

			Chemical & Petroleum Products
5,877	5,931	(0.9)%	Agri Chemicals	3,966	3,911	1.4%
16,718	15,052	11.1%	Gases	17,248	15,031	14.7%
28,415	23,589	20.5%	Organic	25,426	23,800	6.8%
21,737	21,845	(0.5)%	Inorganic	23,977	23,048	4.0%
56,515	54,610	3.5%	Petroleum	42,180	37,169	13.5%
18,653	18,955	(1.6)%	Plastics	22,183	20,883	6.2%

147,915	139,982	5.7%	Total	134,980	123,842	9.0%

			Agriculture and Minerals
45,884	45,002	2.0%	Domestic Grain	40,583	36,742	10.5%
25,394	21,279	19.3%	Export Grain	23,901	17,682	35.2%
30,234	31,979	(5.5)%	Food Products	26,823	26,387	1.7%
29,399	25,755	14.1%	Ores and Minerals	17,799	14,764	20.6%
18,469	16,571	11.5%	Stone, Clay & Glass	16,066	12,916	24.4%

149,380	140,586	6.3%	Total	125,172	108,491	15.4%

			Paper & Forest Products
100,079	94,824	5.5%	Pulp/Paper	82,988	75,784	9.5%
8,176	7,224	13.2%	Scrap Paper	5,924	4,445	33.3%
28,377	30,009	(5.4)%	Pulpwood/Logs/Chips	14,494	13,816	4.9%
33,200	30,241	9.8%	Lumber/Plywood	34,450	29,330	17.5%
17,726	17,987	(1.5)%	Metal/Scrap	15,540	15,192	2.3%
9,773	5,974	63.6%	Military/Other Carloads	16,190	7,570	113.9%

197,331	186,259	5.9%	Total	169,586	146,137	16.0%

			Intermodal & Automotive
6,813	6,980	(2.4)%	Automotive	5,526	5,595	(1.2)%
336,023	303,507	10.7%	Intermodal	61,296	53,474	14.6%

342,836	310,487	10.4%	Total	66,822	59,069	13.1%

1,032,182	968,682	6.6%	TOTAL FOR BUSINESS UNITS	588,686	530,213	11.0%
16,523	27,561	(40.0)%	Haulage	10,560	10,518	0.4%
(2,337)	(3,544)	34.1%	Adjustments	—	(1,025)	100.0%
			Other KCSR Revenue	36,432	35,604

1,046,368	992,699	5.4%	TOTAL	$635,678	$575,310	10.5%

Note:
			Certain prior year amounts have been reclassified to conform to the current year presentation.